Exhibit 99.1

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

February 19, 2025

Confidential

Board of Directors

Pioneer Federal Savings and Loan Association

202 N. Main Street

Deer Lodge, Montana 59722

Members of the Board:

This letter sets forth the agreement (“Agreement”) between Pioneer Federal Savings and Loan Association (the “Association”) and Feldman Financial Advisors, Inc. (“FFA”), whereby the Association has engaged FFA to provide an independent appraisal of the estimated aggregate pro forma market value (the “Valuation”) of the common stock to be issued in connection with the conversion of the Association from the mutual to stock form of organization and concurrent offering for sale of all the common stock of the Association or its newly formed holding company (the “Conversion”).

FFA agrees to deliver the Valuation, in a written report satisfying applicable regulatory guidelines for mutual-to-stock conversion appraisals, to the Association at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from the Association’s regulatory authorities and subsequent updates of the Valuation as from time to time may be necessary, both after initial approval by the Association’s regulatory authorities and prior to the time the Conversion is completed. FFA will assist the Association in responding to all regulatory inquiries regarding the Valuation and will also assist the Association at all meetings with the regulatory authorities concerning the Valuation.

The Association agrees to pay FFA a professional consulting fee of $40,000 for FFA’s appraisal services related to preparation of the initial appraisal report. Any subsequent appraisal updates required in conjunction with the regulatory application and the Conversion will be subject to an additional fee of $7,500 per update. It is anticipated that there will be at least two appraisal updates, specifically the appraisal update required before the effectiveness of the registration statement/conversion application and the appraisal update required upon completion of the stock offering.

The Association also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $5,000 without the prior consent of the Association. Reimbursable expenses for copying, report reproduction, data materials, express mail, and travel shall be paid to FFA as incurred and billed. Payment of the professional consulting fee shall be made according to the following schedule:

•	$ 7,500 upon execution of this Agreement;

•	$32,500 upon delivery of the initial appraisal report to the Association; and,

•	$ 7,500 upon completion of each updated appraisal report.

Feldman Financial Advisors, Inc.

Board of Directors

Pioneer Federal Savings and Loan Association

February 19, 2025

If, during the course of the Conversion, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this Agreement shall be subject to renegotiation by the Association and FFA. Such unforeseen events shall include, but not be limited to, material changes in regulations governing the Conversion, material changes in mutual-to-stock conversion appraisal guidelines or processing procedures as administered by the relevant regulatory authorities, major changes in the Association’s management or operating policies, and excessive delays or suspension of processing of the Conversion.

In the event the Association shall for any reason discontinue the Conversion prior to delivery of the completed appraisal report and payment of the progress payment fee totaling $32,500, the Association agrees to compensate FFA according to FFA’s standard billing rates for consulting appraisal services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $40,000 plus reimbursable expenses and less credit for payment of the initial retainer fee of $7,500.

In order to induce FFA to render the aforesaid services, the Association agrees to the following:

1.	The Association agrees to supply FFA such information with respect to the Association’s business and financial condition as FFA may reasonably request in order for FFA to perform the appraisal services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the appraisal services.

2.	The Association hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf (assuming the Association has knowledge of such provision of information) of the Association, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that the Association will not use the product of FFA’s services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA’s services or the product of FFA’s services will otherwise comply with all applicable federal and state laws and regulations.

3.	Any valuations or opinions issued by FFA may be included in its entirety in any communication by the Association in any regulatory application, proxy statement, or offering prospectus; provided that, the written valuation or opinion may not be disclosed in the prospectus, nor reproduced and distributed, nor may FFA be referred to in the prospectus without FFA’s prior written consent.

Feldman Financial Advisors, Inc.

Board of Directors

Pioneer Federal Savings and Loan Association

February 19, 2025

4.	FFA’s Valuation will be based upon the Association’s representation that the information contained in the registration statement/conversion application and additional information furnished to us by the Association and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by the Association and its independent auditors, nor will FFA independently value the assets or liabilities of the Association. The Valuation will consider the Association only as a going concern and will not be considered as an indication of the liquidation value of the Association.

5.	FFA’s Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to FFA’s Valuation.

6.	The Association agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities, and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities, and expenses are found to have resulted primarily from FFA’s gross negligence, bad faith, or willful misconduct. Any provision for indemnification by the Association shall be in accordance with federal banking law and applicable regulations of the Federal Deposit Insurance Corporation (12 CFR Part 359). No termination, completion, or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this Agreement, it shall notify the Association as soon as possible. The Association will attempt to resolve the claim. In the event the Association is not able to resolve the claim, it has the option to retain legal counsel of the Association’s own choosing on behalf of FFA to defend the claim.

7.	The Association and FFA are not affiliated, and neither the Association nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts, or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law, and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the conversion application or Securities and Exchange Commission and blue sky filings or customary references thereto in applications, filings, proxy statements, and prospectuses.

Feldman Financial Advisors, Inc.

Board of Directors

Pioneer Federal Savings and Loan Association

February 19, 2025

Please acknowledge your concurrence with the foregoing by signing as indicated below and returning to FFA a signed copy of this Agreement and the initial payment in the amount of $7,500.

Yours very truly,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman

Trent R. Feldman
President

Agreed to and Accepted for:

Board of Directors of

Pioneer Federal Savings and Loan Association

By:	/s/Phillp K. Willett

Title:	President/CEO

Date:	2-19-2025